Exhibit 99.1

Globus Medical Reports First Quarter 2015 Results

AUDUBON, PA, May 5, 2015: Globus Medical, Inc. (NYSE:GMED), a leading musculoskeletal implant manufacturer, today announced its financial results for the first quarter ended March 31, 2015.

•	Worldwide sales increased 15.2% to $131.6 million, or 16.4% on a constant currency basis

•	Net income increased 16.6% to $24.6 million

•	Fully diluted earnings per share (EPS) were $0.26

•	Non-GAAP Adjusted EBITDA was 35.2% of sales

•	Company increases 2015 guidance for sales to $514 million and EPS to $1.02

David Paul, Chairman and CEO said, "We had a great quarter and are particularly pleased with our record quarterly sales. Our strong financial performance can be attributed to the consistent, steady execution of our growth strategy over the past several quarters, primarily the introduction of innovative products, the expansion of our U.S. and international sales footprint, and disciplined expense control. We are confident in our long term growth prospects and our ability to sustain our industry leading profitability by continued execution of our business model.”

First quarter net sales were a record $131.6 million, as compared to $114.2 million last year, representing a 15.2% increase. On a constant currency basis, first quarter net sales increased 16.4% compared to the same period last year. Sales in the U.S. grew by 18.0% over the first quarter 2014. International sales increased by 3.9% over the first quarter of 2014 on a constant currency basis and declined by 7.1% on an as reported basis due to an unfavorable foreign currency impact of $1.3 million.

First quarter net income was $24.6 million, an increase of 16.6% over $21.1 million in the first quarter 2014. Fully diluted EPS for the first quarter was $0.26, as compared to $0.22 for the first quarter 2014.

The company generated non-GAAP free cash flow of $27.4 million in the first quarter. Cash, cash equivalents and marketable securities ended the quarter at $284.8 million, decreasing by $19.3 million during the quarter due primarily to acquisition activity during the quarter. The company remains debt free.

2015 Annual Guidance
The company today increased both sales and EPS guidance and now expects full year sales to be approximately $514 million and diluted earnings per share to be approximately $1.02 per share.

Conference Call Information
Globus Medical will hold a teleconference to discuss its 2015 first quarter results with the investment community at 5:30 p.m. Eastern Time today. Globus invites all interested parties to join the call by dialing:

1-855-533-7141     United States Participants
1-720-545-0060     International Participants
There is no pass code for the teleconference.

For interested parties who do not wish to ask questions, the teleconference will be webcast live and may be accessed through a link on the Globus Medical website at investors.globusmedical.com.

If you are unable to participate during the live teleconference, the call will be archived until Tuesday, May 19, 2015. The audio archive can be accessed by calling 1-855-859-2056 in the U.S. or 1-404-537-3406 from outside the U.S. The passcode for the audio replay is 2712-2745.

About Globus Medical, Inc.
Globus Medical, Inc. is a leading musculoskeletal implant company based in Audubon, PA. The company was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders.

Non-GAAP Financial Measures
To supplement our financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), management uses certain non-GAAP financial measures. For example, Adjusted EBITDA, which represents net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, changes in the fair value of contingent consideration in connection with business acquisitions and other acquisition related costs, and provisions for litigation, is useful as an additional measure of operating performance, and particularly as a measure of comparative operating performance from period to period, as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure, asset base, income taxes and interest income and expense. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. In addition, for the periods ended March 31, 2015 and for other comparative periods, we are presenting non-GAAP net income and non-GAAP diluted earnings per share, which represent net income and diluted earnings per share, respectively, before provisions for litigation, net of the tax effects of such provisions. We believe these non-GAAP measures are also useful indicators of our operating performance, and particularly as additional measures of comparative operative performance from period to period as they remove the effects of litigation, which we believe are not reflective of underlying business trends. We also define the non-GAAP measure of Free Cash Flow as the net cash provided by operating activities, adjusted for the impact of restricted cash, less the cash impact of purchases of property and equipment. We believe that this financial measure provides meaningful information for evaluating our overall financial performance for comparative periods as it facilitates an assessment of funds available to satisfy current and future obligations and fund acquisitions.

Adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share and Free Cash Flow are not calculated in conformity with U.S. GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP. These measures do not include certain expenses that may be necessary to evaluate our liquidity or operating results. Our definitions of Adjusted EBITDA, non-GAAP net income, non-GAAP diluted earnings per share and Free Cash Flow may differ from that of other companies and therefore may not be comparable.

Safe Harbor Statements
All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms. These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends. Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted. These risks and uncertainties include, but are not limited to, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with laws and regulations that are or may become applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks. For a discussion of these and other risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission, including the sections labeled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” and in our Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission. These documents are available at www.sec.gov. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2015	March 31, 2014
Sales	$131,604	$114,210
Cost of goods sold	32,107	25,312
Gross profit	99,497	88,898

Operating expenses:
Research and development	8,656	7,443
Selling, general and administrative	52,289	46,678
Provision for litigation	32	2,535
Total operating expenses	60,977	56,656

Operating income	38,520	32,242
Other income/(expense), net	(347)	245
Income before income taxes	38,173	32,487
Income tax provision	13,525	11,348

Net income	$24,648	$21,139

Earnings per share:
Basic	$0.26	$0.23
Diluted	$0.26	$0.22
Weighted average shares outstanding:
Basic	94,788	93,715
Diluted	95,905	95,172

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$75,006	$82,265
Restricted cash	23,370	23,370
Short-term marketable securities	138,274	146,439
Accounts receivable, net of allowances of $1,567 and $1,647, respectively	73,174	75,430
Inventories	98,947	90,945
Prepaid expenses and other current assets	5,054	5,742
Income taxes receivable	529	5,772
Deferred income taxes	41,341	40,062
Total current assets	455,695	470,025
Property and equipment, net of accumulated depreciation of $123,430 and $118,544, respectively	87,916	69,475
Long-term marketable securities	71,513	75,347
Intangible assets, net	34,342	34,529
Goodwill	93,573	53,196
Other assets	1,090	975
Total assets	$744,129	$703,547

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,384	$15,904
Accounts payable to related-party	—	5,359
Accrued expenses	57,817	61,499
Income taxes payable	9,557	569
Business acquisition liabilities, current	6,553	6,081
Total current liabilities	93,311	89,412
Business acquisition liabilities, net of current portion	25,802	20,195
Deferred income taxes	7,520	5,166
Other liabilities	3,332	3,320
Total liabilities	129,965	118,093
Commitments and contingencies
Equity:
Common stock; $0.001 par value. Authorized 785,000 shares; issued and outstanding 94,900 and 94,706 shares at March 31, 2015 and December 31, 2014, respectively	95	95
Additional paid-in capital	179,482	175,242
Accumulated other comprehensive loss	(1,835)	(1,657)
Retained earnings	436,422	411,774
Total equity	614,164	585,454
Total liabilities and equity	$744,129	$703,547

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Cash flows from operating activities:
Net income	$24,648	$21,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,674	5,297
Amortization of premium on marketable securities	640	801
Provision for excess and obsolete inventories	2,529	1,813
Stock-based compensation	2,131	1,927
Allowance for doubtful accounts	47	89
Change in deferred income taxes	(2,217)	(2,415)
(Increase)/decrease in:
Accounts receivable	1,888	(812)
Inventories	(7,361)	(3,993)
Prepaid expenses and other assets	896	(562)
Increase/(decrease) in:
Accounts payable	835	(1,096)
Accounts payable to related party	(5,359)	1,184
Accrued expenses and other liabilities	(3,904)	(2,015)
Income taxes payable/receivable	14,223	7,875
Net cash provided by operating activities	34,670	29,232

Cash flows from investing activities:
Purchases of marketable securities	(72,874)	(75,343)
Maturities of marketable securities	64,574	46,250
Sales of marketable securities	19,764	14,280
Purchases of property and equipment	(7,228)	(6,164)
Acquisition of businesses, net of cash acquired	(48,015)	—
Net cash used in investing activities	(43,779)	(20,977)

Cash flows from financing activities:
Payment of business acquisition liabilities	(300)	(200)
Proceeds from issuance of common stock	1,425	3,855
Excess tax benefit related to nonqualified stock options	684	2,786
Net cash provided by financing activities	1,809	6,441

Effect of foreign exchange rate on cash	41	(56)

Net increase/(decrease) in cash and cash equivalents	(7,259)	14,640
Cash and cash equivalents, beginning of period	82,265	89,962
Cash and cash equivalents, end of period	$75,006	$104,602

Supplemental disclosures of cash flow information:
Interest paid	—	13
Income taxes paid	$509	$3,168

Supplemental Financial Information

Sales by Geographic Area:

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
United States	$119,983	$101,705
International	11,621	12,505
Total sales	$131,604	$114,210

Sales by Product Category:

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Innovative Fusion	$70,370	$66,770
Disruptive Technology	61,234	47,440
Total sales	$131,604	$114,210
Liquidity and Capital Resources:

(Unaudited)	March 31, 2015	December 31, 2014
(In thousands)
Cash and cash equivalents	$75,006	$82,265
Short-term marketable securities	138,274	146,439
Long-term marketable securities	71,513	75,347
Total cash, cash equivalents and marketable securities	$284,793	$304,051

Available borrowing capacity under revolving credit facility	50,000	50,000
Working capital	$362,384	$380,613
The following tables reconcile GAAP to Non-GAAP financial measures.
Non-GAAP Adjusted EBITDA Reconciliation Table:

(Unaudited)	Three Months Ended
(In thousands, except percentages)	March 31, 2015	March 31, 2014
Net income	$24,648	$21,139
Interest income, net	(278)	(201)
Provision for income taxes	13,525	11,348
Depreciation and amortization	5,674	5,297
EBITDA	43,569	37,583
Stock-based compensation	2,131	1,927
Provision for litigation	32	2,535
Change in fair value of contingent consideration and other acquisition related costs	584	10
Adjusted EBITDA	$46,316	$42,055
Adjusted EBITDA as a percentage of sales	35.2%	36.8%

Non-GAAP Net Income Reconciliation Table:

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Net income	$24,648	$21,139
Provision for litigation, net of taxes	21	1,648
Non-GAAP Net Income	$24,669	$22,787
Non-GAAP Diluted Earnings Per Share Reconciliation Table:

(Unaudited)	Three Months Ended
(Per share amounts)	March 31, 2015	March 31, 2014
Diluted earnings per share, as reported	$0.26	$0.22
Provision for litigation, net of taxes	—	0.02
Non-GAAP diluted earnings per share	$0.26	$0.24
Non-GAAP Free Cash Flow Reconciliation Table:

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2015	March 31, 2014
Net cash provided by operating activities	$34,670	$29,232
Purchases of property and equipment	(7,228)	(6,164)
Non-GAAP free cash flow	$27,442	$23,068

Contact:
Ed Joyce
Director, Investor Relations
Phone: (610) 930-1800
Email:     investors@globusmedical.com
www.globusmedical.com